News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Announces Dividend Increase, Stock Repurchase Plan,
and Annual Meeting Results

Chicago, IL – September 18, 2008 – Methode Electronics, Inc. (NYSE: MEI.) today announced that its Board of Directors has approved a 40 percent increase in the quarterly cash dividend on the Company’s common stock from $0.05 to $0.07 per share. The dividend is payable October 31, 2008 to shareholders of record on October 17, 2008.

The Board of Directors has also authorized the Company to repurchase up to 3 million shares of its outstanding common stock through fiscal year-end 2010. Methode expects such repurchases to be effected from time to time, in the open market or in private transactions, subject to market conditions, general business conditions, cash balances and other relevant factors. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchase will be consummated.

Donald W. Duda, President and CEO of Methode Electronics stated, “We are pleased that, despite challenging economic conditions, we are in a position to take these steps to return value to our shareholders. Methode will continue to focus on acquisitions and investing in our business. We believe these actions reflect our confidence in the long-term fundamental strength of our businesses and in our Company.”

Methode also announced that at its annual meeting of stockholders held today, all directors were reelected and the appointment of Ernst & Young LLP was ratified.

About Methode Electronics

Methode Electronics, Inc. (NYSE: MEI) is a global manufacturer of component and subsystem devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China and Singapore. We design, manufacture and market devices employing electrical, electronic, wireless, sensing and optical technologies to control and convey signals through sensors, user-interfaces, interconnections and controls. We manage our business on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found at Methode’s website at www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection, provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers within the automotive industry; (2) rising oil prices could affect our automotive customers future results; (3) the seasonal and cyclical nature of some of our businesses; (4) dependence on the automotive industry; (5) dependence on the appliance, computer and communications industries; (6) intense pricing pressures in the automotive industry; (7) increases in raw materials prices; and (8) customary risks related to conducting global operations.